Amendment dated as of: December 2, 2025

Schedule A

Amended as of December 2, 2025

to the

Amended and Restated Expense Limitation Agreement

Dated May 20, 2025

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]	Expiration Date of Limit[2]
Stewart Investors Worldwide Leaders Fund	Select	0.60%	December 4, 2026
Stewart Investors Worldwide Leaders Fund	Investor	0.60%	December 4, 2026
Stewart Investors Global Emerging Markets Leaders Fund	Select	0.80%	December 4, 2026
Stewart Investors Global Emerging Markets Leaders Fund	Investor	0.80%	December 4, 2026
First Sentier American Listed Infrastructure Fund	Class I	0.75%	May 20, 2027
First Sentier Global Listed Infrastructure Fund	Class I	0.75%	May 20, 2027

DATUM ONE SERIES TRUST		FIRST SENTIER INVESTORS (US) LLC

By:	Barbara J. Nelligan	By:	Bachar Beiani
Name:	Barbara J. Nelligan	Name:	Bachar Beiani
Title:	President	Title:	Managing Director, Americas

[1]	Expressed as a percentage of a Fund’s average daily net assets.
[2]	The expense cap shall continue in effect thereafter for additional one year periods so long as such continuation is approved at least annually by First Sentier Investors (US) LLC and the Board of Trustees of the Trust.